Exhibit 3.1

ARTICLES OF AMENDMENT

OF

INTERSTATE POWER AND LIGHT COMPANY

(Regarding Designation and Authorization of 5.100% Series D

Cumulative Perpetual Preferred Stock)

TO THE SECRETARY OF STATE

OF THE STATE OF IOWA:

Pursuant to Section 490.602 of the Iowa Business Corporation Act, Interstate Power and Light Company, an Iowa corporation (the “Corporation”), adopts the following amendment regarding the designation and authorization of 5.100% Series D Cumulative Perpetual Preferred Stock by the Corporation.

1. The name of the Corporation is Interstate Power and Light Company.

2. The preferences, limitations, relative rights and other terms of the 5.100% Series D Cumulative Perpetual Preferred Stock were determined by an ad hoc special committee of the Corporation’s Board of Directors, consisting of Patricia R. Kampling (the “Committee”), pursuant to authority granted by the Board of Directors of the Corporation under Section 490.825 of the Iowa Business Corporation Act on November 7, 2012. A true and correct copy of the portion of the consent action by which the Committee authorized the 5.100% Series D Cumulative Perpetual Preferred Stock and determined the preferences, limitations, relative rights and other terms thereof is attached hereto as Exhibit A and incorporated herein by this reference.

3. The consent action of the Committee as set forth in Exhibit A was duly adopted by the Committee on March 14, 2013 pursuant to authority granted by the Board of Directors of the Corporation under Section 490.825 of the Iowa Business Corporation Act on November 7, 2012.

Dated: March 14, 2013

INTERSTATE POWER AND LIGHT COMPANY

By:	/s/ F. J. Buri
F. J. Buri
Corporate Secretary

CONSENT ACTION OF THE AD HOC SPECIAL COMMITTEE

OF THE BOARD OF DIRECTORS ESTABLISHING

5.100% SERIES D CUMULATIVE PERPETUAL PREFERRED STOCK

There is hereby authorized and established a series of shares of Preferred Stock, $.01 par value, of the Corporation to be known and designated as the 5.100% Series D Cumulative Perpetual Preferred Stock, with the preferences, limitations, relative rights and other terms as set forth below.

CERTIFICATE OF DESIGNATION

5.100% Series D Cumulative Perpetual Preferred Stock

Section 1. Designation and Number.

(a) There is hereby created out of the authorized but unissued Preferred Stock a series of Preferred Stock designated as “5.100% Series D Cumulative Perpetual Preferred Stock” (the “Series D Preferred Stock”). The number of shares constituting the Series D Preferred Stock shall be 8,000,000.

(b) All shares of the Series D Preferred Stock redeemed, purchased, exchanged, converted or otherwise acquired by the Corporation shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be designated or redesignated and issued or reissued as part of any series of Preferred Stock.

(c) Capitalized terms used herein and not otherwise defined herein or in the Corporation’s Restated Articles of Incorporation shall have the meanings set forth in Section 8.

Section 2. Ranking.

(a) The Series D Preferred Stock shall rank, with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation:

(i) senior to Junior Stock;

(ii) junior to Senior Stock; and

(iii) on a parity with Parity Stock.

Section 3. Dividends.

(a) The holders of shares of the Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, per share cash dividends at an annual rate of 5.100% of the Liquidation Preference, equivalent to the fixed annual rate of $1.275 per share.

(b) All dividends on the Series D Preferred Stock shall accrue and be cumulative from, and including, the date of original issuance. Dividends shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2013. If any of those dates is not a Business Day, then dividends shall be payable on the next succeeding Business Day and no interest, additional dividends or other sum will accrue on the amount so payable. Dividends shall be payable on those dates to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last Business Day of the month prior to the month in which the applicable dividend payment date falls. The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period.

(c) The Board of Directors shall not authorize, and the Corporation shall not pay, any dividends on the Series D Preferred Stock or set aside funds for the payment of dividends if the terms of any of the Corporation’s agreements, including agreements relating to indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law.

(d) Notwithstanding the provisions of Section 3(c), dividends on the Series D Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of dividends and whether or not dividends are authorized or declared. No interest shall be paid in respect of any accrued but unpaid dividends on the Series D Preferred Stock.

(e) Holders of shares of the Series D Preferred Stock shall not be entitled to any dividends in excess of full cumulative dividends on the Series D Preferred Stock as described above. Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accrued and unpaid dividend due.

(f) The Corporation shall not pay any dividends with respect to Junior Stock if dividends payable on the Series D Preferred Stock are in arrears.

Section 4. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of shares of the Series D Preferred Stock shall be entitled to payment, out of the Corporation’s assets available for distribution to its shareowners, of an amount equal to the Liquidation Preference plus an amount equal to all accrued and unpaid dividends on those shares to, but excluding, the date of liquidation, dissolution or winding up before any distribution is made on any Junior Stock. After payment in full of the Liquidation Preference and the amount equal to all accrued and unpaid dividends to which holders of shares of the Series D Preferred Stock are entitled, the holders of the Series D Preferred Stock shall not be entitled to any further participation in any distribution of the Corporation’s assets. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to shares of the Series D Preferred Stock and any Parity Stock are not paid in full, then the holders of shares of the Series D Preferred Stock and the holders of the Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to the full distributable amounts to which each such holder is entitled.

(b) Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets nor the consolidation, merger or amalgamation of the Corporation with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Corporation will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) On or after March 15, 2018, the Corporation, at its sole option, may redeem the Series D Preferred Stock, out of funds legally available therefor, in whole or in part from time to time at a price of $25 per share, plus an amount equal to accrued and unpaid dividends to, but excluding, the redemption date (the “Redemption Price”).

(b) Before March 15, 2018, the Corporation will have the right to redeem the Series D Preferred Stock, in whole but not in part, at any time upon a redemption notice delivered within 90 days after the conclusion of any review or appeal process instituted by the Corporation following the occurrence and continuation of a Rating Agency Event, at a redemption price equal to 102% of the principal amount of the Series D Preferred Stock being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

(c) In the case of any partial redemption, the Corporation may select the shares of the Series D Preferred Stock to be redeemed on a pro rata basis or by lot, as the Corporation, in its discretion, deems appropriate.

(d) If the Corporation elects to redeem the Series D Preferred Stock in the manner described in this Section 5, then notice of such redemption (the “Redemption Notice”) shall be given to the holders of record of shares of the Series D Preferred Stock not less than 30 nor more than 90 days before the date of the redemption (the “Redemption Date”); provided, however, that no failure to give such Redemption Notice or any deficiency therein shall affect the validity of the procedure for the redemption of any shares of the Series D Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said Redemption Notice or except as to the holder or holders whose Redemption Notice was defective. All such Redemption Notices shall state:

(i) the Redemption Date;

(ii) the Redemption Price;

(iii) the total number of shares of the Series D Preferred Stock to be redeemed;

(iv) that the Redemption Price will become due and payable on the Redemption Date upon each such share of Series D Preferred Stock to be redeemed and that dividends thereon will cease to accrue on and after the Redemption Date; and

(v) the place or places where certificates for the Series D Preferred Stock are to be surrendered for payment of the Redemption Price.

(e) Prior to any Redemption Date, the Corporation shall deposit with a designated bank or trust company as paying agent (or, if the Transfer Agent or the Corporation is acting as the paying agent, segregate and hold in trust) an amount of consideration sufficient to pay the Redemption Price of all shares of Series D Preferred Stock which are to be redeemed on that date other than any Series D Preferred Stock called for redemption prior to the date of such deposit.

(f) Notice of redemption having been given as described above, the Redemption Price of the Series D Preferred Stock to be redeemed shall, on the Redemption Date, become due and payable, and from and after such date (unless the Corporation shall default in the payment of the Redemption Price), such shares of Series D Preferred Stock shall no longer be outstanding, dividends on such Series D Preferred Stock shall cease to accrue and all rights of holders thereof as shareowners of the Corporation (except the right to receive the Redemption Price without interest) shall cease. Upon book-entry transfer or surrender of any certificate representing any such share of Series D Preferred Stock for redemption in accordance with said notice, such Redemption Price shall thereupon be paid.

(g) If any certificate that represents more than one share of Series D Preferred Stock, not all of which are subject to redemption, is surrendered at any office or agency of the Corporation designated for that purpose (with, if the Corporation or the Transfer Agent so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Corporation and the Transfer Agent duly executed by, the holder thereof or such holder’s attorney duly authorized in writing), the Corporation shall execute, and the Transfer Agent shall deliver to the holder of such shares of Series D Preferred Stock without service charge, a new certificate or certificates, representing any number of shares of Series D Preferred Stock, as requested by such holder, in an aggregate amount equal to the number of shares not redeemed and represented by the certificate so surrendered.

(h) Payment of the Redemption Price for the Series D Preferred Stock is conditioned upon book-entry transfer or physical delivery of the certificates representing the Series D Preferred Stock, together with necessary endorsements to the Transfer Agent at any time after delivery of the Redemption Notice. Payment of the Redemption Price for the Series D Preferred Stock will be made promptly following the later of the Redemption Date and the time of book-entry transfer or physical delivery of the certificates representing the Series D Preferred Stock subject to redemption.

(i) If the Transfer Agent holds money sufficient to pay the Redemption Price of the Series D Preferred Stock on the Redemption Date in accordance with the terms of this Section 5, then, on the Redemption Date, the Series D Preferred Stock will cease to be outstanding, whether or not book-entry transfer is made or certificates representing the Series D Preferred Stock are delivered to the Transfer Agent. At such time, all rights of a holder as a holder of Series D Preferred Stock shall terminate, other than the right to receive the Redemption Price.

(j) Notwithstanding the foregoing, if the Redemption Date falls after a dividend payment record date and before the related dividend payment date, then the holders of the shares of Series D Preferred Stock at the close of business on that dividend payment record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date.

However, the Redemption Price payable on such Redemption Date will not include dividends accruing on that dividend payment record date and payable on the corresponding dividend payment date.

Section 6. Voting Rights.

(a) The shares of Series D Preferred Stock shall have no voting rights except as set forth in this Section 6 or as otherwise provided by Iowa law.

(b) In the event that any six quarterly cumulative dividends, whether consecutive or not, payable on the Series D Preferred Stock are in arrears, the holders of the Series D Preferred Stock shall have the right, voting together as a single class with holders of any Parity Stock upon which like voting rights have been conferred and are exercisable, at the next meeting of shareowners called for the election of directors, to elect two members of the Board of Directors. The right of such holders of the Series D Preferred Stock to elect members of the Board of Directors shall continue until such time as all dividends accumulated and in arrears that are payable on such shares of the Series D Preferred Stock have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay dividends as described above. Upon any termination of the right of the holders of the Series D Preferred Stock to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately.

(c) In addition to any other vote or consent required herein or by law, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series D Preferred Stock and any other series of Preferred Stock upon which like voting or consent rights have been conferred, voting together as a single class, the Corporation shall not:

(i) create or issue any class of stock in addition to the Preferred Stock ranking senior to the Preferred Stock, or any series thereof, as to the payment of dividends or the distribution of assets, provided, however the Board of Directors may create a series of Preferred Stock ranking senior to any other series of Preferred Stock as to the payment of dividends or the distribution of assets without a vote by the existing Preferred Stock or any series thereof if the Corporation’s shareholders previously authorized such action by the Board of Directors;

(ii) adopt any amendment to the Restated Articles of Incorporation of the Corporation that adversely alters the preferences, powers and rights of the Preferred Stock (provided, that Articles of Amendment to issue a series of Preferred Stock shall not be considered to adversely alter the preferences, powers and rights of the Preferred Stock solely because such series is on parity with the Preferred Stock with respect to payment of dividends and distribution of assets); or

(iii) issue any shares of Preferred Stock of any series if the cumulative dividends payable on the Series D Preferred Stock are in arrears.

(d) In addition to any other vote or consent required herein or by law, without the affirmative vote or consent of the holders of a majority of the outstanding shares of the Series D Preferred Stock and any other series of Preferred Stock upon which like voting or consent rights have been conferred, voting together as a single class, the Corporation shall not increase the amount of authorized shares of the Preferred Stock or create or issue any class of stock in addition to the Preferred Stock ranking on a parity with the Preferred Stock, or any series thereof, as to the payment of dividends or the distribution of assets. Notwithstanding the foregoing, the Board of Directors may increase the authorized amount of a series of Preferred Stock or create an additional series of Preferred Stock ranking on a parity with any other series of Preferred Stock as to the payment of dividends or the distribution of assets without a vote by the existing Preferred Stock or any series thereof if the Corporation’s shareholders previously authorized such action by the Board of Directors.

(e) In addition to any other vote or consent required herein or by law, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series D Preferred Stock, voting as a separate class, the Corporation shall not adopt any amendment to the Restated Articles of Incorporation of the Corporation that adversely alters the preferences, powers and rights of the Series D Preferred Stock in a manner that does not similarly affect all series of Preferred Stock (provided, that Articles of Amendment to issue a series of Preferred Stock shall not be considered to adversely alter the preferences, powers and rights of the Series D Preferred Stock solely because such series is on parity with the Series D Preferred Stock with respect to payment of dividends and distribution of assets).

(f) On any matter set forth in Section 6(b), (c), (d) or (e) in which the holders of the Series D Preferred Stock are entitled to vote as a class, such holders will be entitled to one vote per share. On any other matter for which holders of the Series D Preferred Stock are provided the right to vote together with holders of the Common Stock under Iowa law, if any, holders of the Series D Preferred Stock will be entitled to the number of votes per share determined by dividing the Liquidation Preference of such share by 100.

(g) The voting rights described above do not restrict the Corporation’s ability to issue shares of its 16,000,000 authorized shares of blank check preferred stock.

Section 7. Conversion Rights.

(a) The holders of the shares of the Series D Preferred Stock will not have any rights to convert shares of Series D Preferred Stock into shares of any other class or series of the Corporation’s capital stock or any other security.

Section 8. Certain Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings, unless the context otherwise requires:

(a) “Board of Directors” means the board of directors of the Corporation.

(b) “Business Day” means any day other than a Saturday, Sunday or U.S. federal holiday or day on which commercial banks in the City of New York or the States of Iowa or Wisconsin are authorized or required by law or executive order to close.

(c) “Junior Stock” means the Common Stock and any other of the Corporation’s equity securities that by their terms rank junior to the Series D Preferred Stock with respect to payment of dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Preference” means $25 per share of the Series D Preferred Stock.

(e) “Parity Stock” means any series of preferred stock established hereafter by the Board of Directors, the terms of which expressly provide that such series will rank on a parity with the Series D Preferred Stock with respect to payment of dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(f) “Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the Series D Preferred Stock on the date of initial issuance of the Series D Preferred Stock, or the current methodology, which change either (i) shortens the period of time during which equity credit pertaining to the Series D Preferred Stock would have been in effect had the current methodology not been changed, or (ii) reduces the amount of equity credit assigned to the Series D Preferred Stock as compared with the amount of equity credit that such rating agency had assigned to the Series D Preferred Stock as of the date of initial issuance thereof.

(g) “Senior Stock” means any of the Corporation’s equity securities that by their terms rank senior to the Series D Preferred Stock with respect to payment of dividends and distribution of assets upon the liquidation, dissolution or winding up of the Corporation.

(h) “Transfer Agent” means Wells Fargo Bank, National Association, as the transfer agent of the Corporation, and any successor transfer agent duly appointed by the Corporation.

Section 9. Headings. The headings of the Sections are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.